Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Veris Residential, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01	Other	250,000	(2)	$16.76	(3)	$4,190,000	$0.0000927 ($92.70 per $1,000,000)	$388.41
Equity	Common Stock, par value $0.01	Other	$425,000	(4)	N/A		$425,000	$0.0000927 ($92.70 per $1,000,000)	$39.40	(7)
Equity	Common Stock, par value $0.01	Other	$400,000	(5)	N/A		$400,000	$0.0000927 ($92.70 per $1,000,000)	$37.08	(7)
Equity	Common Stock, par value $0.01	Other	$150,000	(6)	N/A		$150,000	$0.0000927 ($92.70 per $1,000,000)	$13.91	(7)
Total Offering Amounts							$5,165,000		$478.80
Total Fee Offsets									$0
Net Fees Due									$478.80

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall include any additional shares of common stock of Veris Residential, Inc. (the “Registrant”), $0.01 par value per share (“Common Stock”), that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction.
(2)	Represents 250,000 shares of Common Stock that are issuable upon the exercise of stock option awards granted to granted to Jeffrey Turkanis, in accordance with Section 303A.08 of the New York Stock Exchange Listed Company Manual, to induce him to accept employment with the Registrant as its Executive Vice President and Chief Investment Officer.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of common stock of the Registrant as reported on The New York Stock Exchange on April 14, 2022, which was $16.76 per share.
(4)	Represents shares with an aggregate market value of $425,000 of Common Stock that are issuable upon the settlement of restricted stock units granted to Mr. Turkanis, in accordance with Section 303A.08 of the New York Stock Exchange Listed Company Manual, to induce him to accept employment with the Registrant as its Executive Vice President and Chief Investment Officer.
(5)	Represents shares with an aggregate market value of $400,000 of Common Stock that are issuable upon the settlement of restricted stock units granted to Taryn Fielder, in accordance with Section 303A.08 of the New York Stock Exchange Listed Company Manual, to induce her to accept employment with the Registrant as its Executive Vice President, General Counsel and Corporate Secretary.
(6)	Represents shares with an aggregate market value of $150,000 of Common Stock that are issuable upon the settlement of restricted stock units granted to Amanda Lombard, in accordance with Section 303A.08 of the New York Stock Exchange Listed Company Manual, to induce her to accept employment with the Registrant as its Chief Financial Officer.
(7)	Calculated in accordance with Rule 457(o) of the Securities Act.